UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 30, 2009

Particle Drilling Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-30819	20-1563395
(Commission File Number)	(I.R.S. Employer Identification No.)

5611 Baird Court Houston, Texas	77041
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 223-3031

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03   Bankruptcy or Receivership.

On May 30, 2009, Particle Drilling Technologies, Inc., a Nevada corporation (the "Company"), filed a voluntary petition for relief (the "Bankruptcy Filing") under chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court"), case number 09-33744-H1-11.  The decision to file was made after an exhaustive search for alternative options.

The Company filed a motion with the Bankruptcy Court for an interim order seeking approval of an anticipated debtor-in-possession financing with a potential DIP lender.  The DIP lender would provide to the Company debtor-in-possession financing (the "DIP Facility") composed of a short term loan facility in an aggregate principal amount of $1,575,000.

As a result of the Bankruptcy Filing, the Company is periodically required to file various documents with, and provide certain information to, the Bankruptcy Court, including statements of financial affairs, schedules of assets and liabilities, monthly operating reports and other financial information.  Such materials will be prepared according to requirements of federal bankruptcy law.  While they would accurately provide then-current information required under federal bankruptcy law, such materials will contain information that will generally be unaudited and may be prepared in a format different from that used in the Company's consolidated financial statements filed under the securities laws.  Accordingly, the Company believes that the substance and format of such materials may not allow meaningful comparison with its regular publicly-disclosed consolidated financial statements.  Moreover, the materials filed with the Bankruptcy Court are not prepared for the purpose of providing a basis for an investment decision relating to the Company's or other Debtors' stock or debt or for comparison with other financial information filed with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARTICLE DRILLING TECHNOLOGIES, INC.

Date:	June 2, 2009	By:	/s/ JIM B. TERRY
			Name:	Jim B. Terry
			Title:	President and Chief Executive Officer

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